(Translation)

Agreement for Establishment of Pledge
(for Joint Ownership)

March 14, 2003
Contract No. 02-155678-00-00-0

Debtor cum Pledgor:
Koichi Suzuki, Representative Director (seal)
Internet Initiative Japan Inc.
13, Kanda-Nishikicho 3-chome
Chiyoda-ku, Tokyo
Pledgee [Manager]:
Yozo Okumoto, Representative Director and President (seal)
IBJ Leasing Co., Ltd.
3-19, Kyobashi 2-chome
Chuo-ku, Tokyo
Pledgee [Non-Manager]:
Hiroshi Hashimoto, Representative Director (seal)
Nissay Leasing Company, Limited
6-1, Hacchobori 2-chome
Chuo-ku, Tokyo

The above pledgee [manager] (hereinafter referred to as the “Pledgee [Manager]”), the pledgee [non-manager] (hereinafter referred to as the “Pledgee [Non-Manager]” and the Pledgee [Manager] and the Pledgee [Non-Manager] shall hereinafter collectively be referred to as the “Pledgees”) and the debtor cum pledgor (hereinafter referred to as the “Pledgor”) hereby enter into an agreement as follows with regard to establishment of pledge. IN WITNESS WHEREOF, the parties hereto execute this Agreement in their number, and each party shall retain one original respectively.

(Translation)

Article 1 (Establishment of Pledge)

(1)	The Pledgor, in order to secure liabilities for installment redemption and damages and all other debts (hereinafter referred to as the “Original Debt”) that the Pledgor owes to the Pledgees under the Agreement for Entrustment of Payment and Repayment of Debt (hereinafter referred to as the “Payment Entrustment Agreement”) specified in (1) of the Schedule attached hereto, established today a first priority pledge (hereinafter referred as the “Pledge”) on the right to claim refund of the security deposit specified in (3) of the Schedule (hereinafter referred to as the “Pledged Receivable”) that was held by the Pledgor against the garnishee specified in (2) of the Schedule (hereinafter referred to as the “Garnishee”) in accordance with the provisions hereinafter, and, simultaneously with the execution of this Agreement, delivered to the Pledgee [Manager] the certificate of deposit of the Pledged Receivable issued by the Garnishee and other deeds relating to the Pledged Receivable. Upon the receipt by the Pledgee [Manager] thereof, it shall be deemed to that such delivery from the Pledgor to the Pledgees has been completed.

(2)	Each of the Pledgees shall jointly own the Pledge ratably according to the shares (hereinafter referred to as the “Shares”) set forth in (4) of the Schedule hereto.

Article 2 (Acceptance of Establishment of Pledge)

With regard to the establishment of the Pledge set forth in the previous Article, the Pledgor obtained the approval of the Garnishee in a writing with a date of notarization in the form attached hereto, and delivered it to the Pledgee [Manager], simultaneously with the execution of this Agreement. Upon the receipt by the Pledgee [Manager] thereof, it shall be deemed that such delivery from the Pledgor to the Pledgees has been completed.

(Translation)

Article 3 (Manager)

(1)	In addition to those set forth in Article 1 and Article 2, any act as the Pledgees hereunder shall be performed by the Pledgee [Manager] for and on behalf of the Pledgees.

(2)	Pursuant to the preceding paragraph, any acts performed by the Pledgor to the Pledgee [Manager] hereunder shall be deemed to have been performed for the Pledgees.

Article 4 (Liability for Warranty/Preservation)

(1)	The Pledgor warrants that there is no event regarding the Pledged Receivable that may cause refusal or reduction of the payment by the Garnishee to the Pledgees, including but not limited to a third party’s right or defense of set-off, etc. adhering thereto, and gives an assurance that the Pledgor has not taken nor shall take any acts which may give rise to any such event with regard to the Pledged Receivable.

(2)	The Pledgor may not engage in such acts as amendment, modification, termination or cancellation of the Pledged Receivable (including declaration of intention to have consultation set forth in Section 5 of the form attached hereto) unless with the prior approval of the Pledgees in writing.

(3)	The Pledgor may not assign the Pledged Receivable to a third party or furnish it as security without the prior approval of the Pledgees in writing.

(4)	The Pledgor shall, if requested by the Pledgees, deliver all reasonably necessary documents for preservation and execution of the rights of the Pledgees hereunder.

(5)	The Pledgor shall immediately cooperate with the Pledgees when the Pledgees request the Pledgor’s cooperation in preservation and execution of the rights of the Pledgees hereunder.

(6)	If any event set forth in Paragraph (1) above exists in connection with all or part of the Pledged Receivable and the Garnishee refuses or reduces the payment, or any other events occur that reasonably require preservation of the Pledged Receivable, the Pledgor shall immediately provide replacement security or supplementary security or make an advance repayment of all or part of the Original Debt, in accordance with the Pledgees’ options and instructions.

(Translation)

Article 5 (Appropriation of Repayment)

(1)	In the event that the Pledgees receive repayment for the Pledged Receivable, the Pledgees may appropriate such repayment amount for the repayment of the Original Debt, regardless of the repayment date of the Original Debt, in the order and method that the Pledgees deem appropriate, and the Pledgor shall not raise objection to such appropriation.

(2)	In the event that there is shortage in the appropriation of repayment referred to in the previous paragraph, the Pledgor shall immediately pay the Pledgees the shortage, and in the event that there is surplus in the appropriation, the Pledgees shall promptly return the surplus amount with no interest to the Pledgor.

Article 6 (Notice)

(1)	In the event that the Pledgor has become aware of any of the events set forth in the following items, the Pledgor shall immediately notify the Pledgees of such event:

(i)	Defect is found in the Pledged Receivable; or

(ii)	Any event other than the one set forth in the previous item that affects the Pledged Receivable has occurred.

(2)	The Pledgor shall, if instructed by the Pledgees, submit materials or information relating to such event provided in the previous paragraph to the Pledgees.

Article 7 (Transfer of Pledgees’ Right)

Neither of the Pledgees may assign to any other party or furnish as security its share, liabilities or status relating to the Pledgee’s rights and obligations hereunder.

Article 8 (Assumption of Costs)

The costs for the execution of this Agreement and all costs relating to the performance of the Pledgor’s liabilities hereunder shall be borne by the Pledgor.

(Translation)

Article 9 (Warranty of Undertaking)

The Pledgor guarantees that it has undertaken all procedures necessary to make execution and performance of this Agreement lawful and valid.

Article 10 (Jurisdiction by Agreement)

The Pledgees and the Pledgor agree that the Tokyo District Court or the Tokyo Summary Court shall have exclusive jurisdiction in the first instance in the event that any lawsuit or conciliation becomes necessary in relation to this Agreement.

(Translation)

Schedule

(1)	Description of the Payment Entrustment Agreement

•	Name of the agreement:

Agreement for Entrustment of Payment and Repayment of Debt

•	Date of Agreement:	March 14, 2003

(2)	Description of the Garnishee

Mitsui Fudosan Co., Ltd. 1-1, 2-chome Nihonbashi-Muromachi Chuo-ku, Tokyo

(3)	Description of the Pledged Receivable

The right to demand restitution of the security deposit delivered to the Garnishee by the Debtor cum Pledgor pursuant to the Lease Agreement executed between the Debtor cum Pledgor and the Garnishee on March 14, 2003.

(4)	Description of the Shares

Pledgee [IBJ Leasing Co., Ltd.]	Two Thirds (2/3)
Pledgee [Nissay Leasing Company, Limited]	One Third (1/3)

(Translation)

March 14, 2003

To:	Mr. Hiromichi Iwasa Representative Director and President Mitsui Fudosan Co., Ltd.

Pledgor (the “Pledgor”): Koichi Suzuki Representative Director (seal) Internet Initiative Japan Inc. 13, Kanda-Nishikicho 3-chome Chiyoda-ku, Tokyo

Pledgee (the “Pledgee”): Yozo Okumoto, Representative Director and President (seal) IBJ Leasing Co., Ltd. 3-19, Kyobashi 2-chome Chuo-ku, Tokyo

Hiroshi Hashimoto Representative Director (seal) Nissay Leasing Company, Limited 6-1, Hacchobori 2-chome Chuo-ku, Tokyo

Request for Approval of Establishment of Pledge

As the Pledgor and the Pledgee desire to establish a pledge whereunder the Pledgor shall be the pledgor and the Pledgee shall be the pledgee, on the right to claim restitution of the security deposit of 1,705,036,213 yen, which was deposited by the Pledgor with your company pursuant to the Lease Agreement (hereinafter referred to as the “Lease Agreement”) executed between your company and the Pledgor as of March 14, 2003, in order to secure the claim held by the Pledgee against the Pledgor pursuant to the Agreement for Entrustment of Payment and Repayment of Debt and the Agreement for Establishment of Pledge executed between the Pledgor and the Pledgee on March 14, 2003 (the copies of which are attached hereto), the Pledgor and the Pledgee hereby request, with the two originals hereof, that your company approve such establishment of pledge, under the following terms and conditions.

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(Translation)

1.	By the expiration date of the contract period of the Lease Agreement, the Pledgor and the Pledgee shall designate the recipient of the security deposit to be restituted and notify your company thereof in a writing under their joint signature, which shall also specify the balance of the secured claim and the bank account for remittance of the restitution amount. Upon your receipt of this notice, please remit the amount equivalent to the sum of the security deposit to be restituted, to the bank account specified in said writing in exchange for the return of the certificate for receipt of the security deposit issued by your company. Upon the remittance by your company, it shall be deemed that the security deposit has been restituted, whereafter neither the Pledgor nor the Pledgee shall make any assertion against your company regarding the security deposit. In case no written notice shall be provided to your company under joint signature of the Pledgor and the Pledgee, or in case, despite your company indicating a defect in the contents of the writing, the Pledgor and the Pledgee do not agree to making necessary corrections, then the Pledgor and the Pledgee shall not raise any objection even if your company withholds the restitution of the security deposit.

2.	The obligation of your company to restitute the security deposit shall actually accrue only upon the complete surrender of the leased premises by the Pledgor, and the amount thereof shall be, at your option, either the amount of the initially deposited security deposit or the total amount of the initially deposited security deposit and additionally deposited security deposit, respectively the net of the amount of any and all obligations owed by the Pledgor to your company at the time of said surrender.

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(Translation)

3.	In case a part of the security deposit is returned during the contract period of the Lease Agreement, the Pledgor and the Pledgee shall designate its recipient and notify your company in writing under their joint signature, and such partial return shall mutatis mutandis be treated pursuant to Paragraph 1 also in other respects. If the balance of the security deposit becomes less than 1,705,036,213 yen as a result of such partial return, the pledge shall be on the amount of the balance.

4.	In case the amount of the security deposit either increases or decreases due to any additional deposit or partial restitution conducted after the execution of the Lease Agreement, the Pledgee shall accept the replacement of the certificate for receipt of security deposit.

5.	In case the Pledgor relocates to another premises for lease upon newly executing a lease agreement, and desires to appropriate the security deposit which it previously deposited under the Lease Agreement (hereinafter referred to as the “Old Security Deposit” in this paragraph) for the payment of the security deposit which should be deposited with your company under the new lease agreement (hereinafter referred to as the “New Security Deposit” in this paragraph), then the Pledgor and the Pledgee shall discuss with your company with respect to the methods of appropriation of the Old Security Deposit for the New Security Deposit and the establishment of pledge on the New Security Deposit, etc. Until the parties reach an agreement in said discussion, the Pledgor and the Pledgee shall not raise any objection even if your company withholds the restitution of the Old Security Deposit.

6.	The Pledgee hereby promises not to assign the pledge to a third party or repledge the pledge, the establishment of which is hereby approved by your company, and the Pledgor hereby promises not to again establish any other pledge on the right to demand restitution of the security deposit in favor of any third party, respectively.

7.	In case the Pledgee intends to collect its claim directly from your company based on the pledge, it shall certify the balance of the secured claim in a writing under the joint signature of the Pledgor and the Pledgee, and submit to you the certificate for receipt of security deposit issued by your company. Further, immediately after collecting its claim from your company, the Pledgee shall deliver the certificate of receipt thereof and a writing under the joint signature of the Pledgor and the Pledgee which confirms the release of the pledge.

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(Translation)

8.	In case the secured claim is extinguished, or, upon the agreement of the Pledgor and the Pledgee, the pledge has been released, the Pledgor and the Pledgee shall forthwith notify your company of such fact in writing under their joint signature.

9.	Should a third party later raises any objection to the establishment, collection, etc. of the pledge, the Pledgor and the Pledgee shall settle such case at their responsibility and costs, and hold your company harmless in any event.

10.	Upon approval of your company, either the Pledgor or the Pledgee shall receive the return of one original hereof bearing the name and seal of your company, have it affixed with a date of notarization, and provide your company with a copy thereof.

11.	In case the status of the lessor prescribed in the Lease Agreement has been succeeded to, the pledge established on the right to demand restitution of the security deposit prior to said succession shall extinguish, and the Pledgor and the Pledgee shall have discussions with your company and the owner of the premises who has succeeded to the status of the lessor, with respect to the method of establishment of pledge, etc. to be conducted after said succession.

Attached documents:

The Agreement for Entrustment of Payment and Repayment of Debt (copy) The Agreement for Establishment of Pledge (copy)

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(Translation)

Our company hereby approves the establishment of pledge under the above terms and conditions.

March 14, 2003

Garnishee:

Hiromichi Iwasa
Representative Director and President (seal)
Mitsui Fudosan Co., Ltd.

Date of Notarization (March 14, 2003)

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